EXHIBIT 16.1

Staley, Okada & Partners

Chartered Accountants  [Letterhead]

March 8, 2004

Office of Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC

USA 20549

Dear Sir/Madam:

We have read the statements about our firm included under Item 4 in the Form 8K dated March 1, 2004 (but received March 2, 2004) of Neutron Enterprises, Inc. (the Company) filed with the Securities and Exchange Commission. We cannot confirm the following statements made by the Company as listed under Item 4 in the Form 8K:

1.

The Company’s statement indicating that we would no longer be representing the Company as its accountants as of February 23, 2004, since no formal written communication was received by us regarding the dismissal.

2.

The Company’s statement that the decision to change accountants was approved by the Board on February 23, 2004, since we received no formal written communication.

3.

We cannot confirm that between us and the Company there was any disagreements on accounting principle or practices or financial disclosure that would have caused us to make reference to the subject matter in our report. We have not been allowed to complete our audit work to form an opinion on such matters.

4.

We cannot confirm that no information had come to our attention which would make us unwilling to rely on management’s representations or unwilling to be associated with the financial statements prepared by management. We have not had any dealing with the new management to form such opinion.

5.

We cannot confirm that the registrant did not contact the new accountant prior to its engaging the new accountant regarding the application of accounting principles, type of audit opinion or any other matter.

Yours truly,

“Staley, Okada & Partners”

STALEY, OKADA & PARTNERS

Chartered Accountants